Exhibit 99.1

Atlas Financial Holdings Announces Unaudited First Quarter 2022 Financial Results

Conference Call Scheduled for Tuesday, May 24, 2022 at 10:00 AM ET

Chicago, Illinois (March 31, 2022) - Atlas Financial Holdings, Inc. (OTC: AFHIF) (“we,” “us,” “our,” “Atlas” or the “Company”) today reported its unaudited financial results for the first quarter ended March 31, 2022, and announced that the Company has filed with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the period ended March 31, 2021. The most recent filing can be reviewed in full in the SEC Filings section of the Company’s website at www.atlas-fin.com.

Scott D. Wollney, Atlas’ President and Chief Executive Officer, said, “Our first quarter 2022 results reflect the initial recovery seen in our target markets as well as cost control activities undertaken due to the impact of the COVID-19 pandemic on our business. We continue to see increasingly positive signs of recovery with an increased demand for rides and a related improvement in driver supply. It is also exciting to see transportation network companies and taxi operators joining forces in certain large markets. We anticipate that this will continue to proliferate and create even greater demand for our products.”

First Quarter 2022 Financial Performance Summary
•Commission income from go-forward taxi, livery and business auto production was $829,000, an increase of 93.7% from $428,000 for the three months ended March 31, 2021. Including the transition of our paratransit business, overall commission income was $833,000 for the three months ended March 31, 2022, a decrease of 50.8% from $1.7 million for the three months ended March 31, 2021.
•Net loss from continuing operations was $4.2 million, or $0.28 per common share diluted, in first quarter 2022 compared to a net loss from continuing operations of $2.7 million, or $0.22 loss per common share diluted, in first quarter 2021.
•Net income from discontinued operations was $0, or $0.00 earnings per common share diluted, in first quarter 2022 compared to net income from discontinued operations of $152,000, or $0.01 earnings per common share diluted, in first quarter 2021.

Mr. Wollney continued, “Our operating loss is expected to improve as we continue to work towards positive cash flow from our managing agency operations. Now that we have successfully concluded the previously announced exchange of our senior notes, we are focused on the profitable growth of our business and expansion of our product offerings to accommodate the evolving specialty business segments on which we focus.”

Revenue
As an MGA, our commission and fee income is derived from policies and premium produced on behalf of insurance carrier partners. We earn commission for the sale of first year and renewal policies from our insurance carrier partners, which are presented in our condensed consolidated statements of operations as commission revenue.

Commission income for the three months ended March 31, 2022 totaled $833,000, compared to $1.7 million for the three months ended March 31, 2021. The decrease in commission income from the prior year period was largely due to the liquidation of Global Liberty, the fact that the Company is no longer generating commission income on paratransit business following the sale of renewal rights in November 2021, and a preliminary sliding scale analysis. This was partially offset by increased premium production in our ongoing programs. Commissions from our core taxi, livery/limo and full-time TNC segments grew 93.7% year over year. Our expectation is that

Exhibit 99.1
growth related to our go-forward target markets will exceed the reductions related to non-strategic historic revenue reductions.

Atlas recorded other income of $752,000 and $636,000 for the three months ended March 31, 2022 and 2021, respectively. The increase resulted from professional services income received.

Total revenue was $1.6 million for the three months ended March 31, 2022, a decrease of 32.3% from $2.3 million for the three months ended March 31, 2021.

Underwriting Expenses
Acquisition costs for the three months ended March 31, 2022 were $579,000 compared to $894,000 for the three months ended March 31, 2021, and represent commissions paid to retail agents who sell insurance policies.

Other underwriting expenses for the three months ended March 31, 2022 and 2021 were $4.5 million and $3.5 million, respectively. Offsets related to COVID-19 related federal benefits reduced expenses by approximately $800,000 during first quarter 2021. Atypical legal and other expenses, primarily related to our previously announced senior note exchange and related activities represented approximately $750,000 of the increased expenses in 2022. Salary and benefits and other normal course operating expenses were relatively flat year-over-year. We believe that because a portion of our personnel and other expenses are relatively fixed in nature, changes in premium production may impact our operating scale and operating expense ratios.

Results of Operations
Atlas had a net loss of $4.2 million during the three months ended March 31, 2023 compared to net loss of $2.6 million during the three months ended March 31, 2021. Loss per common share diluted was $0.28 for the three months ended March 31, 2022 compared to a net loss per common share diluted of $0.21 during the three months ended March 31, 2021, respectively.

Mr. Wollney concluded, “Recent industry statistics, which serve as leading indicators of demand for our business, continue to be encouraging. We believe that Atlas is well positioned to build on the foundation established in 2021 and will leverage the expertise and infrastructure developed over many years. We believe that both our ‘traditional’ managing agency infrastructure as well as our proprietary digital Insurtech platform, optOnTM, are valuable assets that can be scaled significantly over time to create value for our customers, partners, shareholders, and other stakeholders.”

Conference Call Details
Atlas will discuss these results in a conference call Tuesday morning, May 24, 2022, at 10:00 a.m. ET.

Participant Dial-In Numbers
(United States): 877-407-9753
(International): 201-493-6739

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas". An accompanying slide presentation will be available in .pdf format via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations prior to the call.

Submit Questions for the Call
Questions for consideration for the call can be emailed to kdaly@equityny.com prior to 8:00 a.m. ET on Tuesday, May 24, 2022.

Webcast
The call will also be simultaneously webcast over the Internet via the Investor Relations section of Atlas’ website or by clicking on the conference call link:

Exhibit 99.1
https://event.choruscall.com/mediaframe/webcast.html?webcastid=d5RZnMeS

A transcript of the call will be archived on the Company’s website.

About Atlas Financial Holdings, Inc.
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs and limousine/livery (including full-time transportation network company drivers) and business auto. Atlas’ specialized infrastructure is designed to leverage analytics, expertise and technology to efficiently and profitably provide insurance solutions for independent contractors, owner operators and other smaller accounts.

The Company’s strategy is focused on leveraging its MGA operation, AGMI, and its insuretech digital platform, optOn. For more information about Atlas, please visit www.atlas-fin.com, www.agmiinsurance.com, and www.getopton.com.

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K. No forward-looking statement can be guaranteed, including, without limitation, statements regarding the Company’s anticipated ability to recapture its prior volume of business and to expand. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Company Contact:	Investor Relations Contact:
Atlas Financial Holdings, Inc.	The Equity Group Inc.
Scott Wollney, CEO	Karin Daly, Vice President
847-700-8600	212-836-9623
swollney@atlas-fin.com	kdaly@equityny.com

Exhibit 99.1
Atlas Financial Holdings, Inc.
Condensed Consolidated Statements of Financial Position

($ in ‘000s, except for share and per share data)	March 31, 2022	December 31, 2021
Assets	(unaudited)
Cash and cash equivalents	$615	$2,274
Restricted cash	2,740	3,637
Premiums receivable (net of allowance of $225 and $225)	11,068	11,397
Intangible assets, net	953	983
Property and equipment, net	2,149	2,503
Right-of-use asset	32	237
Notes receivable	18,017	18,017
Credit facility fee, net	—	584
Other assets	1,141	1,053
Assets held for sale	7,500	7,500
Total assets	$44,215	$48,185
Liabilities
Premiums payable	$12,701	$13,593
Lease liability	32	224
Due to deconsolidated affiliates	19,091	19,957
Notes payable, net	33,763	33,102
Other liabilities and accrued expenses	6,824	6,811
Total liabilities	$72,411	$73,687
Commitments and contingencies (see Note 7)
Shareholders' Deficit
Ordinary voting common shares, $0.003 par value, 800,000,001 shares authorized, shares issued: March 31, 2022 - 17,552,839 and December 31, 2021 - 15,052,839; shares outstanding: March 31, 2022 - 17,297,334 and December 31, 2021 - 14,797,334	$53	$45
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: March 31, 2022 and December 31, 2021 - 0	—	—
Additional paid-in capital	84,535	83,086
Treasury stock, at cost: 255,505 shares of ordinary voting common shares at March 31, 2022 and December 31, 2021, respectively	(3,000)	(3,000)
Retained deficit	(109,784)	(105,633)
Accumulated other comprehensive income, net of tax	—	—
Total shareholders' deficit	$(28,196)	$(25,502)
Total liabilities and shareholders' deficit	$44,215	$48,185

See accompanying Notes to Condensed Consolidated Financial Statements.

Exhibit 99.1
Atlas Financial Holdings, Inc.
Condensed Consolidated Statements of Operations

Condensed Consolidated Statements of Operations
($ in ‘000s, except for share and per share data)	Three months ended March 31,
	2022	2021
	(unaudited)
Commission income	$833	$1,693
Net realized gains	1	12
Other income	752	636
Total revenue	1,586	2,341
Acquisition costs	579	894
Other underwriting expenses	4,527	3,482
Amortization of intangible assets	30	98
Interest expense, net	601	569
Total expenses	5,737	5,043
Loss from operations before income taxes	(4,151)	(2,702)
Income tax benefit	—	—
Loss from continuing operations	(4,151)	(2,702)
Income from discontinued operations, net of tax	—	152
Net loss	$(4,151)	$(2,550)

Basic net income (loss) per share attributable to common shareholders
Continuing operations	$(0.28)	$(0.22)
Discontinued operations	—	0.01
Net loss	$(0.28)	$(0.21)
Diluted net income (loss) per share attributable to common shareholders
Continuing operations	$(0.28)	$(0.22)
Discontinued operations	—	0.01
Net loss	$(0.28)	$(0.21)
Basic weighted average common shares outstanding	14,964,001	12,023,655
Diluted weighted average common shares outstanding	14,964,001	12,023,655

Condensed Consolidated Statements of Comprehensive Loss
Net loss	$(4,151)	$(2,550)

Other comprehensive loss:
Changes in net unrealized investment losses	—	(13)
Reclassification to net loss	—	(158)
Other comprehensive loss	—	(171)
Total comprehensive loss	$(4,151)	$(2,721)

See accompanying Notes to Condensed Consolidated Financial Statements..